Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form SB-2 of Conmed Inc. of our report dated March 30, 2007 relating to our audits of the financial statements appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

McGladrey & Pullen, LLP

Des Moines, Iowa
May 25, 2007